EX-99.1

SHOE CARNIVAL REPORTS FIRST QUARTER FISCAL 2025 RESULTS

May 30, 2025

FOR IMMEDIATE RELEASE

FORT MILL, SC. - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the first quarter ended May 3, 2025 and reaffirmed its previously issued Fiscal 2025 outlook.

First Quarter Fiscal 2025 Highlights

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Profits outperformed market expectations by over 10 percent with $0.34 EPS achieved.
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Rebanner strategy delivered double-digit comparable net sales growth and accretive margins.
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Shoe Station banner net sales grew 4.9 percent while family footwear industry declined.
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Accelerated expansion plan: Shoe Station to represent over 80 percent of the store fleet by March 2027.
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Balance sheet strengthened with no debt and over 30 percent additional cash on hand compared to first quarter 2024.

“Our first quarter results reflect the continued success of our strategic transformation, with profits outperforming expectations by approximately 10 percent despite the challenging macroeconomic and retail environment,” said Mark Worden, President and Chief Executive Officer. “The Shoe Station growth strategy is working exceptionally well, delivering industry-leading sales growth and accretive margins across diverse market types. This consistent outperformance versus both Shoe Carnival and industry trends across all footwear categories has given us the confidence to accelerate our rebanner initiative.”

Mr. Worden continued, “Today, we're announcing an ambitious expansion of our rebanner strategy, with Shoe Station now expected to represent over 80 percent of our store fleet by March 2027, up from our previous target of 51 percent. We're making these investments from a position of financial strength, with growing cash reserves and no debt. This is a pivotal moment for our company as we transform from a traditional family footwear retailer to a premium brand-focused national leader in footwear.”

First Quarter Operating Results

In first quarter 2025, the Company's Shoe Station banner contributed a 4.9 percent increase in net sales compared to first quarter 2024. These industry-leading results were primarily driven by double-digit comparable stores net sales growth from the Company's rebanner strategy. The Company's Shoe Carnival banner contributed a net sales decline of 10.0 percent. First quarter 2025 net sales from Rogan's, which was acquired on February 13, 2024, were in-line with integration and synergy plans and exceeded $19 million in both first quarter 2025 and first quarter 2024.

Total Company net sales in first quarter 2025 declined 7.5 percent to $277.7 million as compared to $300.4 million in first quarter 2024. Comparable stores net sales declined 8.1 percent, of which the Company estimates approximately 1 percent was due to lost sales as impacted by the rebanner strategy.

First quarter 2025 gross profit margin was 34.5 compared to 35.6 percent in first quarter 2024. Gross profit margin included a 50 basis point increase in merchandise margin while buying, distribution and occupancy costs decreased gross profit margin by 160 basis points primarily due to deleverage from lower net sales.

First quarter 2025 selling, general, and administrative costs (“SG&A”) decreased $0.5 million. SG&A increases associated with the rebanner strategy were more than offset by the timing of selling expenses from other stores. As a percent of net sales, SG&A were 30.2 percent in first quarter 2025 compared to 28.1 percent in first quarter 2024, with rebanner investment as the primarily driver of this increase.

First quarter 2025 net income was $9.3 million, or $0.34 per diluted share (“EPS”), compared to first quarter 2024 net income of $17.3 million, or $0.63 per diluted share. The Company estimates first quarter 2025 EPS was negatively impacted by approximately $0.15 of rebanner strategy investment, inclusive of store closing costs, amortization of new store construction costs, a four-to-six-week store closure period through each store's grand opening, customer acquisition costs and other costs.

Capital Management and Cash Flow

The 2024 fiscal year end marked the 20th consecutive year the Company ended a year with no debt, fully funding its operations, acquisitions and investments from operating cash flow. In first quarter 2025, the Company also funded its operations without incurring any debt and growing its cash, cash equivalents and marketable securities $23.5 million compared to balances at the end of first quarter 2024. At the end of first quarter 2025, the Company had approximately $93.0 million available to fund growth objectives.

During first quarter 2025, the Company invested $16.8 million in additional merchandise inventory compared to inventories at the end of first quarter 2024. Additional inventory purchases were made in first quarter 2025 in advance of the tariff increases announced on April 2nd. Rebanner-related expense and these accelerated inventory purchases were the primary drivers of negative cash flow from operating activities in first quarter 2025.

In first quarter 2025, capital expenditures totaled $13.3 million and primarily reflect the 24 stores rebannered and one new store opened.

As of May 3, 2025, the Company had $50 million available for future repurchases under its share repurchase program. During first quarter 2025, the Company did not repurchase any shares.

The Company paid a $0.15 per share quarterly cash dividend on April 21, 2025. On an annualized basis, this dividend is a 238 percent increase compared to the rate paid to shareholders five years ago. The dividend paid in first quarter 2025 marked the 11th consecutive year the Company increased its dividend, and the Company has now paid a dividend for 52 consecutive quarters.

Store Count

As of May 3, 2025, the Company had 429 stores, with 334 Shoe Carnival stores, 67 Shoe Station stores and 28 Rogan's stores. The Shoe Station store count has more than doubled since the end of first quarter 2024.

Shoe Station Rebanner Strategy Acceleration

Shoe Station has been the industry's fastest growing retailer over the last two years, according to industry data. Over this same period, the Company's Shoe Carnival banner and the family footwear industry have experienced declines. Earlier this year, the Company announced plans to grow its Shoe Station banner from a market leader in the Southeast into a national footwear and accessories leader. As part of this plan, the Company rebannered 10 stores during a test phase in Fiscal 2024 and rebannered 24 stores in first quarter 2025.

The Company is accelerating its rebanner strategy and now expects that approximately 120 stores, or 28 percent of the store fleet, to operate as a Shoe Station store by the end of Fiscal 2025. An additional 51 stores are expected to rebanner in Fiscal 2025 (20 in second quarter 2025, 25 in third quarter 2025 and 6 in fourth quarter 2025), with stores expanding into new markets and in markets where the brand is already known.

By March 2027, the Company now expects over 80 percent of the current fleet to operate as a Shoe Station store.

The Company expects the following prospects and impacts from the rebanner strategy:

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Significant market share growth in regions where the Company has underperformed with its Shoe Carnival concept or can perform even better under its Shoe Station concept.
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Significant financial leverage from a more productive store base.
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Fiscal 2025 rebanner investment impacting operating income in a range of $20 to $25 million, resulting in an approximate $0.65 decline in Fiscal 2025 EPS, of which the Company estimates $0.15 was incurred in first quarter 2025.
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Recovery of this first-year investment over a two-to-three-year period following a store's grand opening.
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As Shoe Station stores surpass over half of the store fleet by back-to-school shopping in Fiscal 2026, achievement of overall comparable stores net sales growth in third quarter 2026.

As a future phase of the growth strategy, the Company continues to expect to enter new markets where it does not compete today.

Fiscal 2025 Outlook

Based on first quarter EPS exceeding market expectations, rebanner strategy momentum, and some improvement in macroeconomic uncertainties, the Company reaffirmed its entire Fiscal 2025 outlook and continues to expect the following:

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Net Sales: $1.15 billion to $1.23 billion, representing a range of down 4 percent to up 2 percent versus Fiscal 2024.
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GAAP EPS: $1.60 to $2.10, inclusive of the rebanner strategy's initial year costs.
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Gross Profit Margin: 35 percent to 36 percent.
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SG&A: $350 million to $360 million.
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Capital Expenditures: $45 to $60 million.

Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders at 9:00 a.m. Eastern Time on June 25, 2025. Information about the annual meeting and related material, including the Company's proxy statement and annual report, can be found on the Company's website.

Conference Call

Today, at 9:00 a.m. Eastern Time, the Company will host a conference call to discuss its first quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of May 30, 2025, the Company operated 429 stores in 35 states and Puerto Rico under its Shoe Carnival, Shoe Station and Rogan's store fronts and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Fort Mill, SC, and with distribution and support operations located in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL.

Press releases and annual reports are available on the Company's website at www.shoecarnival.com.

Contact Information

Patrick C. Edwards

Chief Financial Officer, Treasurer and Secretary

(812) 867-4034

www.shoecarnival.com

(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, such as statements about our future growth, operations, cash flows and shareholder returns.

A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to increase our comparable stores Net Sales and achieve expected operating results from rebannering Shoe Carnival locations into Shoe Station locations within expected time frames, or at all; our ability to achieve expected operating results from, and planned growth of, our Shoe Station banner within expected time frames, or at all; the impact of competition and pricing, including our ability to maintain current promotional intensity levels; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; the effects and duration of economic downturns and unemployment rates; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to successfully utilize the e-commerce sales channel and its impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and the impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and direct-to-consumer initiatives; changes in our relationships with other key suppliers; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations including at our distribution center located in Evansville, IN; the impact of natural disasters, public health and political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; the duration and spread of a public health crisis and the mitigating efforts deployed, including the effects of government stimulus on consumer spending; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to effectively achieve the operating results from, and maintain the synergies, efficiencies and other benefits gained through, our acquisition strategy, including our recent acquisition of Rogan’s; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “on track,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 3, 2025	May 4, 2024
Net sales	$277,715	$300,365
Cost of sales (including buying, distribution and occupancy costs)	181,938	193,565
Gross profit	95,777	106,800
Selling, general and administrative expenses	83,812	84,293
Operating income	11,965	22,507
Interest income	(1,103)	(803)
Interest expense	78	136
Income before income taxes	12,990	23,174
Income tax expense	3,647	5,888
Net income	$9,343	$17,286
Net income per share:
Basic	$0.34	$0.64
Diluted	$0.34	$0.63
Weighted average shares:
Basic	27,233	27,142
Diluted	27,476	27,408

Cash dividends declared per share	$0.150	$0.135

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	May 3,	February 1,	May 4,
	2025	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$78,476	$108,680	$56,919
Marketable securities	14,477	14,432	12,555
Accounts receivable	8,745	9,018	5,868
Merchandise inventories	428,424	385,605	411,619
Other	18,509	18,409	17,992
Total Current Assets	548,631	536,144	504,953
Property and equipment – net	178,424	172,806	172,182
Operating lease right-of-use assets	341,815	343,547	345,881
Intangible assets	40,956	40,968	41,001
Goodwill	18,018	18,018	15,223
Other noncurrent assets	12,314	12,650	13,342
Total Assets	$1,140,158	$1,124,133	$1,092,582

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$66,592	$52,030	$71,234
Accrued and other liabilities	24,699	25,382	21,938
Current portion of operating lease liabilities	58,355	53,013	56,025
Total Current Liabilities	149,646	130,425	149,197
Long-term portion of operating lease liabilities	306,987	314,974	313,302
Deferred income taxes	19,624	18,879	15,999
Deferred compensation	9,539	10,011	12,157
Other	781	848	4,123
Total Liabilities	486,577	475,137	494,778
Total Shareholders’ Equity	653,581	648,996	597,804
Total Liabilities and Shareholders’ Equity	$1,140,158	$1,124,133	$1,092,582

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 3, 2025	May 4, 2024
Cash Flows From Operating Activities
Net income	$9,343	$17,286
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,335	7,385
Stock-based compensation	1,546	1,757
Loss on retirement and impairment of assets, net	596	117
Deferred income taxes	745	326
Non-cash operating lease expense	15,876	14,926
Other	317	277
Changes in operating assets and liabilities:
Accounts receivable	272	(904)
Merchandise inventories	(42,819)	(23,387)
Operating leases	(16,789)	(14,916)
Accounts payable and accrued liabilities	12,256	7,886
Other	685	6,306
Net cash (used in) provided by operating activities	(9,637)	17,059

Cash Flows From Investing Activities
Purchases of property and equipment	(13,346)	(10,192)
Investments in marketable securities	(678)	(17)
Acquisition, net of cash acquired	0	(44,577)
Net cash used in investing activities	(14,024)	(54,786)

Cash Flow From Financing Activities
Proceeds from issuance of stock	48	39
Dividends paid	(4,418)	(3,705)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,173)	(688)
Net cash used in financing activities	(6,543)	(4,354)
Net decrease in cash and cash equivalents	(30,204)	(42,081)
Cash and cash equivalents at beginning of period	108,680	99,000
Cash and cash equivalents at end of period	$78,476	$56,919